UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2004

HUGHES SUPPLY, INC.

(Exact name of registrant as specified in its charter)

Florida	001-08772	59-0559446
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Hughes Way, Orlando, Florida	32805
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (407) 841-4755

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On December 30, 2004, we entered into and completed an agreement with Spirit Finance Acquisitions, LLC and Spirit Master Holdings SPE, LLC to sell a portfolio of forty-eight properties for $37.5 million in cash. Pursuant to the terms of the agreement, we will lease back the properties under operating leases with lease terms ranging from three to fifteen years. We do not have an option to purchase the leased facilities at the end of the minimum lease terms and have not issued any residual guarantees of the value of the leased facilities. The sale-leaseback transaction has enabled us to monetize the value of these properties, and we expect to re-invest the proceeds in our businesses.

The above transaction will be accounted for as a sale-leaseback transaction in accordance with the applicable accounting pronouncements. The sale will result in the recognition of a gain for the majority of the properties sold, which will be deferred and amortized over the minimum term of the leases associated with these properties. The total loss associated with properties sold at a price less than their net book value will be recognized immediately and is expected to be less than $0.7 million. The operating leases will result in additional rent expense, which will be substantially offset by the gains that will be amortized over the minimum lease terms and lower depreciation expense.

The foregoing description of the agreement is qualified in its entirety by reference to the agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits. The following document is filed as an exhibit to this Report:

Exhibit 10.1 Purchase and Sale Agreement between Hughes Supply, Inc. and several of its subsidiaries and Spirit Finance Acquisitions, LLC and Spirit Master Holdings SPE, LLC, dated December 30, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Hughes Supply, Inc.

Date: January 6, 2005

	By:	/s/ David Bearman
David Bearman Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Index to Exhibit filed with Form 8-K

10.1	Purchase and Sale Agreement between Hughes Supply, Inc. and several of its subsidiaries and Spirit Finance Acquisitions, LLC and Spirit Master Holdings SPE, LLC, dated December 30, 2004